FOR IMMEDIATE RELEASE             Contact Information
Emily Miller, Investor Relations
Phone : (701) 837-7104
E-mail : IR@centerspacehomes.com

CENTERSPACE WELCOMES NEW CHIEF FINANCIAL OFFICER

MINNEAPOLIS, MN, January 11, 2022 – Centerspace (NYSE: CSR) announced today that Bhairav Patel has been appointed as the Chief Financial Officer of the Company. He succeeds John Kirchmann who announced in November 2021 that he would step down to pursue other opportunities. John will remain with the Company as EVP to insure a smooth transition.

Mr. Patel is responsible for all aspects of the Company’s financial strategy and operations including accounting, financial reporting, financial planning and analysis, treasury, and tax.

“I am thrilled to join Centerspace and am humbled by the confidence placed in me by the Centerspace team and its Board of Trustees. It is an exciting time for the multifamily industry, and I am excited to be a part of it. I look forward to collaborating with the Centerspace team to build on the progress and take Centerspace to new heights,” stated Bhairav Patel, new Executive Vice President and Chief Financial Officer.

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 83 apartment communities consisting of 14,718 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a Top Workplace for 2021 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.

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If you would like more information about this topic, please contact Emily Miller, Investor Relations, at (701) 837-7104 or IR@centerspacehomes.com.